Exhibit 10.7

FORM OF BOARD OF DIRECTORS AGREEMENT

THIS BOARD OF DIRECTORS AGREEMENT (“Agreement”) is made and entered into as of October 23, 2024 (the “Effective Date”), by and between NXU, Inc., a Delaware corporation (the “Company”) with its principal place of business located at 1828 N. Higley Rd # 116, Mesa, AZ 85205 and [______], an individual (“Director”).

1. Term

This Agreement shall continue for a period of up to twelve (12) months from the Effective Date, or earlier in the event of an annual shareholders meeting, and shall continue thereafter for as long as Director is elected as a member of the Board of Directors by the shareholders of the Company on a yearly basis. If re-elected, this Agreement may be renewed for successive one year terms on the same or different terms. If Director is not duly re-appointed by shareholder vote, Director’s term will end ten (10) calendar days following the annual shareholders meeting.

2. Position and Responsibilities

(a)	Position. The Board of Directors hereby appoints Director to serve as a Board Member until the 2025 annual shareholders’ meeting or Director’s earlier resignation, removal or death. Director shall perform such duties and responsibilities as are customarily related to such position in accordance with Company’s bylaws and applicable law, including, but not limited to, those services described on Exhibit A attached hereto (the “Services”). Director hereby agrees to use his/her best efforts to provide the Services. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the Company and the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b)	Other Activities. Director may be employed by another company, may serve on other boards of directors or advisory boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the Company’s shareholders. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Director represents that Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use her best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict without the approval of a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Board of such obligation, prior to making such disclosure or taking such action.

(c)	No Conflict. Director will not engage in any activity that creates an actual or perceived conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with Company. Notwithstanding the provisions of Section 2(b) hereof, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly or indirectly with the Company, as reasonably determined by a majority of Company’s disinterested board members, without the approval of the Board of Directors.

3. Compensation and Benefits

(a)	Equity Compensation. In consideration of the services rendered under this Agreement, on October 22, 2024, the Company shall grant Director 591,715 restricted stock units (“RSUs”) in respect of her service to the Board of Directors from the Company’s 2024 Annual Meeting until the Company’s next annual shareholders’ meeting (the “2024 Annual Grant”) under the Nxu, Inc. Amended and Restated 2023 Omnibus Incentive Plan (“Plan”). The 2024 Annual Grant shall vest as follows: (1) 147,928 RSUs are consideration for services rendered for the quarter ending September 30, 2024 and shall be immediately vested (the “Fully Vested RSUs”); (2) 147,929 RSUs shall vest on December 31, 2024, provided Director performs continuous service as a director until such date; (3) 147,929 RSUs shall vest on March 31, 2025, provided Director performs continuous service as a director until such date, and (4) 147,929 RSUs shall vest on June 30, 2025, provided Director performs continuous service as a director until such date. The Fully Vested RSUs shall be delivered within thirty (30) days of the Grant Date. The remaining RSUs shall be delivered within thirty (30) days following the date on which they vest. The Company intends to enter into an Agreement and Plan of Merger, by and among the Company, Verde Bioresins, Inc., NXU Merger Sub, Inc. and NXU Merger Sub, LLC (the “Merger Agreement”). Notwithstanding anything to the contrary in this paragraph, the vesting of the 2024 Annual Grant shall not accelerate, in whole or in part, in connection with the closing of the transactions contemplated by the Merger Agreement, and, any RSUs subject to the 2024 Annual Grant that are unvested immediately prior to the closing of the transactions contemplated by the Merger Agreement shall be forfeited for no consideration at such time. In addition, any vested RSUs that are not settled prior to the Cut-Off Date (as defined below) shall also be forfeited for no consideration.

(b)	Delayed Equity Compensation for Prior Service. Director also is entitled to RSUs for her prior service as a director of the Company. The Company and Director previously agreed to extend the vesting dates for all of Director’s RSUs that would otherwise have vested on and between January 1, 2024 and the Company’s 2024 Annual Meeting (the “Delayed Vesting”). The Delayed Vesting for Directors was the result of the Company failing to have sufficient shares available for issuance pursuant to the Plan. Effective as of August 14, 2024, the Company’s shareholders approved an amendment and restatement of the 2023 Omnibus Plan to, among other things, authorize additional shares for current and future equity awards. The Company and Director hereby affirm that Director is entitled to $35,000 in RSUs for each complete calendar quarter between January 1, 2024 and August 14, 2024, totaling $70,000. The Company and Director hereby desire to set the number of the RSUs due under Director equity compensation award through the August 14, 2024 vesting date. The number of RSUs shall be calculated by dividing $70,000 by the closing share price August 14, 2024 ($0.3399) (the “Calculation Date”), resulting in an award of 205,943 RSUs. Following the execution of the Merger Agreement, the Company will deliver the RSUs to Director in installments in such amounts as the Company determines may be delivered to Director without jeopardizing the Company’s ability to continue as a going concern. Such RSUs shall be delivered until the earlier of (A) the date all the RSUs subject to Delayed Vesting have been delivered to Director or (B) the date that is no later than 5 business days prior to the closing of the transaction contemplated by the Merger Agreement described above (such earlier date, the “Cut-Off Date”). Any RSUs that have not been delivered to Director as of the Cut-Off Date shall be forfeited for no consideration.

(c)	Stipend. In addition to the 2024 Annual Grant, Director shall be entitled to receive a $15,000 quarterly cash stipend following the close of each financial quarter beginning with the calendar quarter beginning July 1, 2024 and ending with the calendar quarter beginning April 1, 2025, provided that Director has been in continuous service to the Company as a director through the end of the applicable financial quarter. The stipend payment for the calendar quarter beginning July 1, 2024, shall be paid within fifteen (15) calendar days following the date hereof and stipend payments for subsequent calendar quarters shall be paid within fifteen (15) calendar days of the applicable financial quarter closing date (i.e, December 31, 2024, March 31, 2025, June 30, 2025) until the 2025 annual shareholder meeting. Notwithstanding the foregoing, quarterly stipend payments shall cease upon the closing of the transactions contemplated by the Merger Agreement, whether or not Director continues to service on the Company’s Board of Directors.

(d)	Taxes. Director is and will remain an independent contractor. The Company shall not be responsible for withholding taxes on any consideration provided to Director pursuant to this Agreement.

(e)	Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of the Services in accordance with Company’s expense reimbursement guidelines.

(f)	Indemnification. Company will indemnify and defend Director against any liability incurred in the performance of the Services to the fullest extent authorized in Company’s Articles of Incorporation, as amended, bylaws, as amended and applicable law. Company agrees to maintain a Director’s and Officer’s (D&O) insurance policy to further indemnify Director against any liability incurred in the performance of her duties as a director. Company agrees to notify Director of any changes in the D&O policy within 30 days of such change being effectuated. Company agrees to furnish Director with a current copy of each D&O policy.

(g)	Records. So long as Director shall serve as a member of the Company’s Board of Directors Director shall have full access to books and records of Company and access to management of the Company.

4. Termination

(a)	Right to Terminate. At any time, Director may be removed as Board Member as provided in Company’s Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as Board Member or Director as provided in Company’s Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director’s status as Board Member, except as provided in Company’s Articles of Incorporation, as amended, Company’s bylaws, as amended, and applicable law.

(b)	Effect of Termination as Director. Upon Director’s termination this Agreement will terminate; Company shall pay to Director all compensation and expenses to which Director is entitled up through the date of termination; and Director shall be entitled to her rights under any other applicable law. Thereafter, all of Company’s obligations under this Agreement shall cease.

5. Termination Obligations

(a)	Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to the Services and her membership on the Company’s Board of Directors or any committee therefore the sole and exclusive property of the Company and shall be promptly returned to the Company at such time as Director is no longer a member of the Company’s Board of Directors.

(b)	Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with Company by virtue of her position as Board Member. Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

6. Nondisclosure Obligations

Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Confidential Information (as defined below) or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services. “Confidential Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to her relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company. Notwithstanding this provision, nothing herein prohibits or restricts Director from communicating with government or regulatory entities, legislative agencies, or self-regulatory organizations without notice to or approval from the Company about possible violations of law.

7. Dispute Resolution

(a)	Mediation. In the event of a dispute between Director and Company, the parties agree to exercise good faith efforts to negotiate a resolution. If the parties are unable to resolve the dispute themselves, they agree to employ a mutually agreeable third party mediator. Parties agree to participate in the mediation in good faith in an attempt to resolve the conflict in advance of initiating litigation.

(b)	Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to this Agreement shall be brought in either the United States District Court for the State of Arizona or in an Arizona state court and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(c)	Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys’ fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys’ fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

8. Entire Agreement

This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement.

9. Amendments; Waivers

This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.  Any amendment or waiver by the Company must be approved by the Company’s Board of Directors and executed on behalf of the Company by its Chief Executive Officer.  If Director shall also serve as Chief Executive Officer, such amendment or waiver must be executed on behalf of the Company by an officer designed by the Company’s Board of Directors.

10. Severability

If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

11. Assignment

This Agreement shall not be assignable by either party.

12. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona and the relevant provisions of the Delaware General Corporation Law.

13. Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

14. Binding Agreement

Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director’s duties or compensation as Board Member will not affect the validity or scope of the remainder of this Agreement.

15. Mutual Non-Disparagement

Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying, or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the Parties agree to forbear from making any public or non-confidential statement with respect to any claim or complaint against either party without the mutual consent of each party, to be given in advance of any such statement.

16. Director Acknowledgment

Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on her own judgment and not on any representations or promises other than those contained in this Agreement.

17. Cooperation

In the event of any claim or litigation against the Company and/or Director based upon any alleged conduct, acts or omissions of Director during the tenure of Director as an officer of the Company, whether known or unknown, threatened or not as of the time of this writing, the Company will cooperate with Director and provide to Director such information and documents as are necessary and reasonably requested by Director or her counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction. The Company shall cooperate in all respects to ensure that Director has access all available insurance coverage and shall do nothing to damage Director’s status as an insured, and shall provide all necessary information for Director to make or tender any claim under applicable coverage.

18. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Date of Agreement

The parties have duly signed this Agreement as of October 23, 2024 with an effective date of _______________.

20. Signatures

	NXU, INC.		[_________]
	a Delaware Corporation		Individual

Name	Mark Hanchett	Name	[_________]
Title	Chairman	Title	Director

EXHIBIT A

DESCRIPTION OF SERVICES

Responsibilities as Director. Director shall have all responsibilities of a Director of the Company imposed by Delaware, Arizona, or other applicable law, the Articles of Incorporation, as amended, and Bylaws, as amended, of Company. These responsibilities shall include, but shall not be limited to, the following:

1.	Attendance. Use best efforts to attend regularly scheduled and special meetings of Company’s Board of Directors, along with Committee Meetings. Company will conduct four (4) in-person quarterly board meetings and Committee Meetings as regularly scheduled, but may call special board meetings as necessary. Special board meetings shall be conducted on an as-needed basis via remote teleconference.

2.	Executive Sessions. From time to time, and especially during the term of this agreement, the Chairman of the Board may call Executive Sessions or emergency board meetings. Director will be expected to participate in such meetings, as necessary.

3.	Consult. Meet with the Company upon request to discuss any matter involving the Company or its Subsidiaries, which may involve issues of which Director has knowledge or expertise. Director acknowledges and agrees that the Company may rely upon Director’s expertise in any business discipline where Director has knowledge and/or experience that may contribute to the facilitation of Company’s operations. Director acknowledges that such requests may involve substantial time and efforts.

4.	Act as a Fiduciary. Represent the shareholders and the interests of Company as a fiduciary; and

5.	Participation. Participate as a full voting member of Company’s Board of Directors in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance.

6.	Commitment. Based upon the foregoing responsibilities, Director shall be expected to commit an average of at least 10 hours per month to Company business. Director shall not be expected to dedicate more than 20 hours of time to Company business per month.